EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



We hereby consent to the use in the Amendment No. 2 to Form SB-2 Registration Statement, of Advanced Communications Technologies, Inc., of our report dated September 7, 2002 (except for Note 12 (A) and (B) as to which date is December 4, 2002) relating to the consolidated balance sheet for the year ended June 30, 2002 and the related consolidated statements of operations, changes in stockholders equity, and cash flows for the years ended June 30, 2002 and 2001 of Advanced Communications Technologies, Inc. which appear in such Amendment 2 to Form SB-2, and to the reference to our Firm under the caption "Experts" in the Prospectus.


                                    /s/ Weinberg & Company, P.A.


                                    WEINBERG & COMPANY, P.A.
                                    Certified Public Accountants


Boca Raton, Florida
January 14, 2003